Exhibit 5.1

December 10, 2013

GT Advanced Technologies Inc.

243 Daniel Webster Highway

Merrimack, New Hampshire 03054

Re:          GT Advanced Technologies Inc. Registration Statement on Form S-3ASR (Registration No. 333-192628); Common Stock

Ladies and Gentlemen:

We have acted as counsel to GT Advanced Technologies Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale of 9,942,196 shares of common stock, $0.01 par value per share (the “Shares”).  The Shares have been offered and sold pursuant to the above-referenced registration statement (the “Registration Statement”), filed on December 2, 2013 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”).

We have acted as counsel for the Company in connection with the offering of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing, we are of the opinion that the Shares have been validly issued, and are fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated December 10, 2013 and to the use of our name therein and in any related prospectus or prospectus supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP